Exhibit 21.1

OneWater Marine Inc.

List of Subsidiaries

Name	Jurisdiction of Organization

Bosun’s Assets & Operations, LLC	Delaware
Legendary Assets & Operations, LLC	Florida
Midwest Assets & Operations, LLC	Delaware
One Water Assets & Operations, LLC	Delaware
One Water Marine Holdings, LLC	Delaware
Singleton Assets & Operations, LLC	Georgia
South Florida Assets & Operations, LLC	Florida
South Shore Lake Erie Assets & Operations, LLC	Delaware
Central Assets & Operations, LLC	Delaware
THMS Holdings, LLC	Delaware
THMS Inc.	Delaware
T-H Marine Supplies, LLC	Delaware
CMC Marine, LLC	Delaware
Innovative Plastics, LLC	Delaware
Norfolk Marine Company	Virginia
Quality Assets & Operations, LLC	Delaware
Yachting Assets & Operations, LLC	Delaware
Ocean Holdings Inc.	Florida
Star Brite Europe, LLC	Florida
Ocean Bio-Chem LLC	Florida
Star-brite Distributing, Inc.	Florida
Star brite Service Centers, Inc.	Florida
Star brite Distributing Canada, Inc.	Florida
Star brite Automotive, Inc.	Florida
D &S Advertising Services, Inc.	Florida
KINPAK, Inc.	Alabama
Star brite StaPut, Inc.	Florida
OdorStar Technology, LLC	Florida
All Oceans Closings LLC	Delaware
Denison Yachting, LLC	Delaware
Denison Europe SARL	Monaco
Yachting Partners	Delaware